Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts: RF Industries Ltd. Mark Turfler SVP/CFO (858) 549-6340 rfi@rfindustries.com	MKR Investor Relations Todd Kehrli Analyst/Investor Contact (323) 468-2300 rfil@mkr-group.com

RF Industries Reports Results for Second Quarter of Fiscal 2020

SAN DIEGO, CA, June 11, 2020 – RF Industries, Ltd, (NASDAQ: RFIL), a national manufacturer and marketer of interconnect products and systems, today announced its financial results for the second quarter of fiscal 2020 ended April 30, 2020.

Second Quarter Fiscal 2020 Highlights and Operating Results:

●	Net sales of $10.4 million
●	Net loss was $(184,000), or $(0.02) per diluted share
●	Non-GAAP net loss was $(73,000), or $(0.01) per diluted share
●	Adjusted EBITDA was $176,000
●	Cash and cash equivalents were $14 million

Robert Dawson, President and CEO of RF Industries, commented:

“As the second quarter began, we were executing well on our go-to-market plan and generating good momentum in our business. However, as we stated on our last earnings call, which occurred only days prior to the government mandated stay at home orders related to the pandemic, we were unsure of the full economic impact of the coronavirus and anticipated that it may present a short-term speed bump in our growth. In fact, the timing of this unfavorable economic impact occurred in the middle of our second quarter and had a significant impact on the results that we’re reporting today. Although we continued to operate during the stay at home period because our products were designated as essential to support the federal critical infrastructure communications sector, our operations were negatively impacted. We experienced delays in our project-based business, but are hopeful that this delayed business will reappear in late 2020 or early 2021. Similarly, our distribution business was negatively impacted but has since started to return. We believe that with our current financial position, we remain well-positioned to successfully navigate this challenging operating environment and emerge a stronger company as we continue to execute on our long-term growth plan.”

Second Quarter Fiscal 2020 Results

Net sales in the second quarter of fiscal 2020 were $10.4 million, a decrease of 23.7%, or $3.2 million, compared to $13.6 million in the second quarter of fiscal 2019. The year-over-year decrease in net sales reflects a decrease in the Company’s project-based business resulting from the slowdown in carrier spending. This decrease was partially offset by additional sales contributed by the newly acquired Schroff Technologies and C Enterprises, Inc. subsidiaries (the Company did not own Schrofftech in the fiscal 2019 quarter, and only owned C Enterprises for six weeks in the 2019 quarter).

Gross profit for the second quarter was $2.6 million, compared to $4.1 million in the second quarter last year. Gross margins were 25% of net sales, compared to 30% of net sales in the fiscal 2019 second quarter. The decline in margins was primarily due to lower sales in the project-based business that resulted in lower coverage of fixed production costs, product mix at the Custom Cabling segment and increased sales at the C Enterprises subsidiary, whose gross margins are lower than the blended margins of the Company’s other divisions.

Total operating expenses increased $0.1 million to $2.8 million (27% of net sales), compared to $2.7 million (20% of net sales) in the second quarter last year primarily due to (i) the operating expenses of the Schroff Technologies subsidiary and (ii) a full quarter of operating expenses of the C Enterprises subsidiary. The costs were partially offset by the $0.3 million decrease in valuation of Schroff Technologies’ earn-out liability. Excluding the impact of the two subsidiaries’ additional operating expenses, second quarter operating expenses declined approximately $0.7 million when compared to the second quarter last year.

Total operating expenses in the current quarter included $173,000 of amortization expense, an increase of $104,000 over last year, as a result of the acquisition of Schroff Technologies and $97,000 in stock-based compensation expense, an increase of $19,000 over the prior year.

Additionally, the Company incurred approximately $50,000 of increased production and operating costs for supplies, sanitation services and other costs to keep its employees safe related to the COVID-19 pandemic.

Net loss for the second quarter of fiscal 2020 was $(184,000), or $(0.02) per diluted share, compared to net income of $1.1 million, or $0.11 per diluted share, in the second quarter last year.

Non-GAAP net loss for the second quarter of fiscal 2020 was $(73,000), or $(0.01) per diluted share, compared to non-GAAP net income of $1.2 million, or $0.13 per diluted share in the second quarter last year. For the second quarter of fiscal 2020, non-GAAP adjustments excluded $97,000 of stock-based compensation expense, an increase of $19,000 compared to $78,000 in the second quarter last year.

Adjusted EBITDA for the second quarter of fiscal 2020 was $176,000, compared to $1.7 million in the second quarter last year. For the second quarter of fiscal 2020, adjusted EBITDA excluded $97,000 stock-based compensation expense and $173,000 amortization expense, an increase of $104,000 compared to $69,000 in the second quarter last year primarily due to the impact of acquiring Schroff Technologies. Adjusted EBITDA excluded a $3,000 tax expense, compared to a $315,000 tax expense in the second quarter last year.

First Six Months Results

Net sales for the first six months of fiscal 2020 were $22.8 million, compared to $24.3 million for the same period of fiscal 2019. The year-over-year decrease in net sales reflects a decrease in the Company’s project-based business resulting from the slowdown in carrier spending. This decrease was partially offset by increased sales from newly acquired Schroff Technologies and C Enterprises.

Gross profit for the first six months was $5.8 million, compared to $7.2 million, while gross margins were 26% of sales compared to 30% of sales in the same period last year. The decline in margins was primarily due to lower sales in the project-based business that resulted in lower coverage of fixed production costs, product mix at the Custom Cabling segment and increased sales at the C Enterprises subsidiary, whose gross margins are lower than the blended margins of the Company’s other divisions.

Total operating expenses increased $0.9 million to $6.0 million (26% of net sales) compared to $5.1 million (21% of net sales) in the first half last year primarily due to the absorption of the additional operating expenses of newly acquired Schroff Technologies, which the Company did not own in fiscal 2019, and a full six months of engineering costs at C Enterprises (whose expenses were only included in 2019 for the six-week period following the acquisition of this subsidiary on March 15, 2019). Excluding the impact of their additional operating expenses, second half operating expenses declined approximately $0.7 million when compared to the second half last year.

Total operating expenses in the first half of fiscal 2020 included 1) $283,000 in stock-based compensation expense, an increase of $91,000 over the first half last year, due in part to new officers hired by the Company, and 2) $346,000 of amortization expense, an increase of $208,000 over last year, as a result of the acquisition of Schroff Technologies and 3) acquisition-related costs of $42,000, also due to the Schroff Technologies acquisition.

Additionally, the Company incurred approximately $50,000 of increased production and operating costs for supplies, sanitation services and other costs to keep its employees safe related to COVID-19 pandemic.

Net loss for the first half of fiscal 2020 was $(158,000), or $(0.02) per diluted share, compared to net income of $1.7 million, or $0.17 per diluted share, in the first half last year.

Non-GAAP net income for the first half of fiscal 2020 was $167,000, or $0.02 per diluted share, compared to non-GAAP net income of $2.0 million, or $0.20 per diluted share in the first half last year. For the first half of fiscal 2020, non-GAAP adjustments excluded $283,000 of stock-based compensation expense, an increase of $91,000 compared to $192,000 in the first of half last year, due in part to a new officer hired by the Company, and to acquisition-related costs of $42,000, due to the Schroff Technologies acquisition.

Adjusted EBITDA for the first half of fiscal 2020 was $646,000, compared to $2.7 million in the first half last year. For the first half of fiscal 2020, adjusted EBITDA excluded $283,000 stock-based compensation expense and $346,000 amortization expense, an increase of $208,000 compared to $138,000 in the first half last year primarily due to the impact of acquiring Schroff Technologies. Adjusted EBITDA excluded an $11,000 tax benefit, compared to a $483,000 tax expense in the first half last year.

Balance Sheet Data

At April 30, 2020, the Company had cash and cash equivalents of $14.1 million, reported working capital of $23.5 million, had a current ratio of 5.1-to-1 and no outstanding debt.

Subsequent to quarter end, the Company received in the aggregate a $2.8 million of loans under the Paycheck Protection Program ('PPP') within the Coronavirus Aid Relief and Economic Security Act. The loan bears interest at a fixed rate of 1% and will be forgiven if the Company meets certain conditions, which it expects to do at this time. The PPP loans provide the Company with financial protection and enabled it to continue employing all of its team members through this period of significant uncertainty.

As the Company has disclosed to its investors in the past, cash dividends depend on a number of factors, including general business conditions and other factors considered relevant by its Board of Directors. In light of the uncertainty and significant economic impact that the pandemic has had on the Company’s business, at this time the Board of Directors has suspended the dividend and will reconsider the payment of the dividend next quarter.

Conference Call and Webcast

RF Industries will host a conference call and live webcast today at 1:30 p.m. Pacific Time (4:30 p.m. ET) to discuss its second quarter 2020 financial results. To access the conference call, dial 888-394-8218 (US and Canada) or 323-794-2588 (International). The conference ID is 7782659. In addition, a live and archived webcast of the conference call will be accessible on the investor relations section of the Company’s website at www.rfindustries.com. A phone replay of the conference call will also be available beginning approximately two hours after conclusion of the call and will remain available for two weeks. To access the phone replay, dial 844-512-2921 (US and Canada) or 412-317-6671 (International). The replay conference ID is 7782659.

About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets including wireless/wireline telecom, data communications and industrial. The Company's products include RF connectors, coaxial cables, data cables, wire harnesses, fiber optic cables, custom cabling, energy-efficient cooling systems and integrated small cell enclosures. The Company is headquartered in San Diego, California with additional operations in Long Island, New York, Vista, California, Milford, Connecticut and North Kingstown, Rhode Island. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to future events, including the return of delayed project-based business and the Company’s long-term growth, which are subject to a number of factors that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to: the duration and continuing impact of the coronavirus pandemic on the U.S. economy and the Company’s customers, changes in the telecommunications industry; the Company's reliance on certain distributors and customers for a significant portion of anticipated revenues; the impact of existing and additional future tariffs imposed by U.S and foreign nations; the Company's ability to execute on its new go-to-market strategies and channel models; its ability to expand its OEM relationships; its ability to continue to deliver newly designed and custom fiber optic and cabling products to principal customers; its ability to maintain strong margins and diversify its customer base; and its ability to address the changing needs of the market.  Further discussion of these and other potential risk factors may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

Note Regarding Use of Non-GAAP Financial Measures

To supplement our condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation, amortization (Adjusted EBITDA), non-GAAP net income and non-GAAP earnings per diluted share (non-GAAP EPS). We believe these financial measures provide useful information to investors with which to analyze our operating trends and performance.

In computing Adjusted EBITDA, non-GAAP net income, and non-GAAP EPS, we exclude stock-based compensation expense, which represents non-cash charges for the fair value of stock options and other non-cash awards granted to employees, and acquisition related costs and expenses. For Adjusted EBITDA we also exclude depreciation, amortization, and provision for income taxes. Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company's non-cash operating expenses, we believe that providing non-GAAP financial measures that exclude non-cash expense and non-recurring costs and expenses allows for meaningful comparisons between our core business operating results and those of other companies, as well as providing us with an important tool for financial and operational decision-making and for evaluating our own core business operating results over different periods of time.

Our Adjusted EBITDA, non-GAAP net income, and non-GAAP EPS measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Our Adjusted EBITDA, non-GAAP Net income, and non-GAAP EPS are not measurements of financial performance under GAAP, and should not be considered as an alternative to operating or net income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. We do not consider these non-GAAP measures to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of specific adjustments to GAAP results is provided in the last two tables at the end of this press release.

# # #

(tables attached)

RF INDUSTRIES, LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED) (In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2020	2019	2020	2019

Net sales	$10,390	$13,626	$22,804	$24,273
Cost of sales	7,804	9,532	16,965	17,033

Gross profit	2,586	4,094	5,839	7,240

Operating expenses:
Engineering	528	332	1,124	652
Selling and general	2,246	2,400	4,902	4,439
Total operating expenses	2,774	2,732	6,026	5,091

Operating (loss) income	(188)	1,362	(187)	2,149

Other income	7	14	18	35

(Loss) income before provision (benefit) for income taxes	(181)	1,376	(169)	2,184
Provision (benefit) for income taxes	3	315	(11)	483

Net (loss) income	$(184)	$1,061	$(158)	$1,701

Net (loss) income per share - Basic	$(0.02)	$0.11	$(0.02)	$0.18
Net (loss) income per share - Diluted	$(0.02)	$0.11	$(0.02)	$0.17

Weighted average shares outstanding:
Basic	9,704,880	9,356,660	9,633,935	9,332,665
Diluted	9,704,880	9,837,964	9,633,935	9,837,718

RF INDUSTRIES, LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	Apr.30,	Oct. 31,
	2020	2019
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$14,076	$12,540
Trade accounts receivable, net	4,950	12,190
Inventories, net	9,100	8,245
Other current assets	1,121	685
TOTAL CURRENT ASSETS	29,247	33,660

Property and equipment, net	797	839
Right of use asset, net	1,901	-
Goodwill	2,697	1,340
Amortizable intangible assets, net	3,527	1,092
Non-amortizable intangible assets	1,174	657
Other assets	69	112
TOTAL ASSETS	$39,412	$37,700

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$1,454	$2,406
Accrued expenses	3,305	3,653
Income Taxes Payable	-	21
Other current liabilities	977	-
TOTAL CURRENT LIABILITIES	5,736	6,080

Deferred tax liabilities	91	-
Operating lease liabilities	1,023	-
Other long-term liabilities	869	87
TOTAL LIABILITIES	7,719	6,167

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common stock, authorized 20,000,000 shares of $0.01 par value; 9,758,062 and 9,462,267 shares issued and outstanding at April 30, 2020 and October 31, 2019, respectively	98	95
Additional paid-in capital	22,652	21,949
Retained earnings	8,943	9,489
TOTAL STOCKHOLDERS' EQUITY	31,693	31,533
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$39,412	$37,700

RF INDUSTRIES, LTD. AND SUBSIDIARIES
Unaudited Reconciliation of GAAP to non-GAAP Net (Loss) Income
(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2020	2019	2020	2019
Net (loss) income	$(184)	$1,061	$(158)	$1,701
Stock-based compensation expense	97	78	283	192
Acquisition-related costs	14	100	42	103
Non-GAAP net (loss) income	$(73)	$1,239	$167	$1,996

Non-GAAP net (loss) income per share:
Basic	$(0.01)	$0.13	$0.02	$0.21
Diluted	$(0.01)	$0.13	$0.02	$0.20

Weighted average shares outstanding
Basic	9,704,880	9,356,660	9,633,935	9,332,665
Diluted	9,704,880	9,837,964	9,881,320	9,837,718

RF INDUSTRIES, LTD. AND SUBSIDIARIES
Unaudited Reconciliation of Net (Loss) Income to Adjusted EBITDA
(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2020	2019	2020	2019
Net (loss) income	$(184)	$1,061	$(158)	$1,701
Stock-based compensation expense	97	78	283	192
Acquisition-related costs	14	100	42	103
Amortization expense	173	69	346	138
Depreciation expense	80	72	162	140
Other income	(7)	(14)	(18)	(35)
Provision (benefit) for income taxes	3	315	(11)	483
Adjusted EBITDA	$176	$1,681	$646	$2,722